Exhibit 5.2
November 22, 2011
Capital Product Partners L.P.,
      3 Iassonos Street,
           Piraeus 18537, Greece.
Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 aggregate amount of (i) common units, each representing limited partnership interests in Capital Product Partners L.P., a Marshall Islands limited partnership (the “Company”), (ii) one or more series of preferred units to be issued by the Company, (iii) debt securities, including debt securities convertible into or exchangeable for common units or other securities of the Company (the “Debt Securities”) and (iv) warrants to purchase Debt Securities or equity securities of the Company or securities of third parties or other rights (the “Warrants”, and together with the Debt Securities, the “Securities”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
          Upon the basis of such examination, we advise you that, in our opinion:
          (1) Debt Securities. When the Registration Statement has become effective under the Act, when an indenture relating to the Debt Securities has been duly authorized, executed and delivered in accordance with Marshall Islands law, when the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture and Marshall Islands law and when the Debt Securities have been duly executed and authenticated in accordance with the applicable indenture and Marshall Islands law and issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to

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general equity principles. The Debt Securities covered by the opinion in this paragraph include any Debt Securities issuable upon exercise of any Warrants that are exercisable for Debt Securities.
          (2) Warrants. When the Registration Statement has become effective under the Act, when the terms of the warrant agreement under which the Warrants are to be issued have been duly established and such warrant agreement has been duly authorized, executed and delivered in accordance with Marshall Islands law, when the terms of such Warrants and of their issuance and sale have been duly established in conformity with the applicable warrant agreement and Marshall Islands law and when such Warrants have been duly executed and authenticated in accordance with the applicable warrant agreement and Marshall Islands law and issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, such Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that the Company (i) is validly existing as a partnership in good standing under Marshall Islands law and (ii) has the power to enter into an indenture relating to the Debt Securities and a warrant agreement relating to the Warrants, in each case under Marshall Islands law. We note that, with respect to all matters of Marshall Islands law, you are being provided with the opinion of Watson Farley & Williams (New York) LLP, which is also filed as an exhibit to the Registration Statement.

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          Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed, without independent verification, that the signatures on all documents examined by us are genuine.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP